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EXHIBIT 99.1


                                      NEWS
                              FOR IMMEDIATE RELEASE

                GULFTERRA ENERGY PARTNERS REDEEMS $175 MILLION OF
                       10 3/8% SENIOR SUBORDINATED NOTES


HOUSTON, TEXAS, JUNE 2, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) announced today it redeemed the entire $175-million outstanding aggregate principal amount of its 10 3/8% senior subordinated notes due 2009. The notes were redeemed on June 1 at a redemption price of 105.188 percent of the principal amount, plus accrued and unpaid interest. In connection with the redemption of the notes, the partnership will record a charge in the second quarter of 2004 of approximately $9.1 million related to the redemption premium and $3 million related to the write-off of the unamortized debt issuance costs on the notes.

The partnership also obtained a new $200-million Term Loan B credit facility in addition to its existing $300-million Term Loan B credit facility. The new $200-million Term Loan B was priced at a flat rate of LIBOR plus 2.25 percent and includes covenants that correspond with the existing Term Loan B and revolving credit facility. The proceeds of the new Term Loan B were used to provide liquidity by reducing outstanding debt under the partnership's $700-million revolving credit facility. After giving effect to the redemption of the 10 3/8% senior subordinated notes, GulfTerra has total outstanding debt of approximately $1.96 billion as of June 1, 2004, including $985 million of revolving credit and Term Loan B facilities and $922 million of senior unsecured and senior subordinated notes.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.


CONTACT
GulfTerra Energy Partners, L.P.
Andrew Cozby, Director, Investor Relations and MLP Finance
Office: (832) 676-5315
Fax: (832) 676-1671